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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                AUGUST 21, 1997
               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                              DH TECHNOLOGY, INC.
                        ------------------------------
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       CALIFORNIA                      0-13459                   92-2917470
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(STATE OR OTHER JURISDICTION    (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
    OF INCORPORATION)                                        IDENTIFICATION NO.)


                            15070 AVENUE OF SCIENCE
                          SAN DIEGO, CALIFORNIA 92128
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         (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)


              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                (619) 451-3485



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Item 1.  Changes in Control of Registrant.

     (a) On August 21, 1997, AX Acquisition Corporation, a California corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Axiohm S.A., a private French corporation ("Axiohm"), acquired 7,000,000 shares of the Common Stock of the Registrant through a tender offer to the shareholders of the Registrant at a price per share of $25 in cash (the "Tender Offer"). The Tender Offer was made pursuant to an Agreement and Plan of Merger, dated July 14, 1997, among Registrant, Axiohm and Purchaser (the "Merger Agreement"). The 7,000,000 shares acquired by Purchaser in the Tender Offer represent approximately 87.5% of the outstanding Common Stock of the Registrant and thereby gave Axiohm and its controlling shareholders control of the Registrant.

     Axiohm is controlled by Patrick Dupuy, Chairman and a Director of Axiohm, and Gilles Gibier, a Director of Axiohm, both of whom are fifty-percent shareholders of Dardel Technologies, S.A., a French holding company which owns approximately 48% of the stock of Axiohm. Based on these holdings as well as their other holdings of Axiohm stock, Messrs. Dupuy and Gibier beneficially own approximately 63.3% of Axiohm. Based on their ability to control the voting and disposition of the shares of Registrant held by Purchaser, they may be deemed to beneficially own the entire 7,000,000 shares of Registrant's Common Stock acquired in the Tender Offer. By virtue of these holdings, Axiohm and its controlling shareholders have the ability to elect at least a majority of the directors of Registrant. Pursuant to the Merger Agreement, DH has increased the number of directors on Registrant's Board from five to seven and has appointed Messrs. Dupuy and Gibier to its Board of Directors as Co-chairmen. Additionally, Registrant is obligated to cause one of its other directors to resign from Registrant's Board and to fill the resulting vacancy with an individual selected by Axiohm.

     The Tender Offer was financed by the incurrence by Purchaser of $166.2 million of senior indebtedness to Lehman Commercial Paper Inc., as advisor, arranger and administrative agent under a secured credit facility (the "Tender Facility") and through the issuance and sale by Axiohm IPH Inc., a wholly-owned subsidiary of Axiohm, of $24.0 million in liquidation preference of interim preferred stock (the "interim preferred stock") to LBI Group (collectively, the "Tender Financing"). The proceeds of the Tender Financing were used to purchase the shares tendered by Registrant's shareholders, to refinance certain Axiohm indebtedness and to finance certain interest and dividend payments in connection with the Tender Financing. The Tender Financing is secured by a pledge (the "Stock Pledge") of all of Registrant's shares purchased by Purchaser in the Tender Offer.

     Purchaser has entered into stock purchase agreements with the shareholders of Axiohm providing for the acquisition of all of the outstanding shares of capital stock of Axiohm for an aggregate consideration consisting of approximately 5.5 million shares of registrant's common stock and approximately $12.2 million in cash (the "Exchange"). Simultaneously with the closing of the Exchange, the Merger Agreement provides that Registrant will purchase from the Axiohm subsidiary which owns purchaser all of the outstanding shares of capital stock of purchaser in exchange for the assumption by registrant of certain obligations incurred by purchaser or purchaser's shareholders in connection with the Tender Offer and the Exchange (the "Acquisition of Purchaser"). Immediately after the Exchange and the Acquisition of Purchaser, Purchaser will be merged with and into Registrant (the "Merger"). Following the Exchange, the Acquisition of Purchaser and the Merger (collectively, the "Transactions"), approximately 85% of Registrant's outstanding Common Stock will be held by former Axiohm shareholders and approximately 15% will be held by former public shareholders of Registrant. Although Registrant will be the surviving corporation in the Merger, the Merger will be treated as a purchase of registrant by Axiohm for accounting purposes. Concurrently with the Merger, the name of the surviving corporation will be changed from "DH Technology, Inc." to "Axiohm Inc." and Axiohm will become a wholly-owned subsidiary of Axiohm Inc.

     (b) In the event of a default under the Tender Facility, the lenders thereunder would have the right to conduct a foreclosure sale of Registrant's Common Stock pledged pursuant to the Stock Pledge. Such a foreclosure sale would result in a change of control of the Registrant.
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Item 7.  Financial Statements and Exhibits.

 EXHIBIT NO.                                    DESCRIPTION
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    2.1        Agreement and Plan of Merger dated as of July 14, 1997, among the
               Regisgrant, Axiohm S.A. and AX Acquisition Corporation-- incorporated by reference to Exhibit (c)(1) of the Company's
               Schedule 14D-9 dated July 16, 1997.
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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              DH TECHNOLOGY, INC.



Dated: September 5, 1997                      By: /s/ Janet W. Shanks
                                                 ------------------------------
                                                         Janet W. Shanks
                                                    Chief Accounting Officer


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                          INDEX TO EXHIBITS FILED WITH
            THE CURRENT REPORT ON FORM 8-K DATED SEPTEMBER 5, 1997


 EXHIBIT NO.                                    DESCRIPTION
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    2.1        Agreement and Plan of Merger dated as of July 14, 1997, among the
               Registrant, Axiohm S.A. and AX Acquisition Corporation-- incorporated by reference to Exhibit (c)(1) of the Company's
               Schedule 14D-9 dated July 16, 1997.